   EXHIBIT (12)(b) COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (in millions) (unaudited)

                                                  Nine Months Ended         Year Ended
                                                     September 30           December 31
                                                  -----------------         -----------
                                                  1997         1996            1996
                                                  ----         ----            ----
     Loss before income taxes and
       minority interest                       $   (91)     $  (176)        $  (292)
     Less: Equity in income of 50 percent
         or less owned affiliates                    3            6               9
     Add: Combined fixed charges and
         preferred stock dividends                 340          370             483
                                               -------      -------         -------
     Earnings as adjusted                      $   246      $   188         $   182
                                               =======      =======         =======
     Combined fixed charges and preferred
       stock dividends:
       Interest expense                        $   305      $   316         $   401
       Rental expense                               18           15              20
       Pre-tax earnings required to cover
         preferred stock dividend
         requirements (b)                           17           39              62
                                               -------      -------         -------
     Total combined fixed charges and
         preferred stock dividends             $   340      $   370         $   483
                                               =======      =======         =======
     Ratio of earnings to combined fixed
         charges and preferred stock dividends      (a)          (a)             (a)
                                               =======      =======         =======



    (a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for the nine months ended September 30, 1997, September 30, 1996, and the year ended December 31, 1996 would be $94 million, $182 million, and $301 million, respectively.

    (b) Dividend requirement divided by 100% minus the effective income tax rate or the statutory rate, whichever is more appropriate.


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